CONTACT:	Michal D. Cann - President & CEO Rick A. Shields - SVP & CFO 360.679.3121	CORPORATE INVESTOR RELATIONS 5333 - 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com

NEWS RELEASE

WASHINGTON BANKING COMPANY HIRES JOE NIEMER AS CHIEF CREDIT OFFICER

OAK HARBOR, WA – August 3, 2005 – Washington Banking Company (Nasdaq: WBCO), the holding company for Whidbey Island Bank, today announced that Joseph W. Niemer has joined the company and has been named Chief Credit Officer of Whidbey Island Bank, effective August 22, 2005. In his new role, Niemer will be responsible for overseeing all credit functions at the Bank.

Niemer has over 30 years of experience in various credit-related positions with Pacific Northwest-based banks. Most recently, Niemer was the Senior Vice President and Chief Credit Officer for Washington Mutual Bank’s Commercial Group, where he oversaw commercial and commercial real estate credit decisions.

“As a member of the executive management team, I expect Joe’s credit knowledge to significantly benefit the Company,” stated Michal Cann, President and CEO. “His experience in sustaining credit quality and enhancing profitability will play a major role as we continue to grow.”

“Whidbey Island Bank is a solid company with a strong track record. I’m pleased to be associated with such a fine organization,” said Niemer. “After taking some time off to relax over the past year, I’m excited to get back to work.”

Washington Banking reported record earnings in the second quarter of 2005 as net income increased 89% from the prior year to $2.3 million, compared to $1.2 million in 2004.

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 19 full-service branches located in five counties in Northwestern Washington.

www.wibank.com

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, maintenance of the net interest margin, credit quality and loan losses, the efficiency ratio and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “should,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) success of the Company’s expansion efforts. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

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NOTE: Transmitted on Business Wire at 9:37 am PDT on August 3, 2005.